JAMES A. TRODDEN
                                 ATTORNEY AT LAW
                                31251 VIA FAJITA
                          SAN JUAN CAPISTRANO, CA 92675
                                 (949) 489-9100




                                 March 21, 2001


United States Securities and Exchange Commission
450 Fifth Avenue, NW
Washington, D.C.

Re: EarthNetMedia, Inc. -- Registration Statement on Form SB-2

Ladies and Gentlemen:

I have acted as counsel for EarthNetMedia, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 100,000 Units (the "Units") consisting of 100,000 shares of Common Stock and Warrants to purchase 4,000,000 shares of common stock. The par value of the Company's shares is $0.001 per share.

I have examined the Registration Statement and such documents and records of the Company and other documents as I had deemed necessary for purposes of this opinion and have satisfied myself as to such matters of fact, as I consider relevant for the purposes of this opinion. I have not made any independent review or investigation of the organization, existence, good standing, assets, business or affairs of the Company, or of any other matters. In rendering my opinion, I have assumed without inquiry the legal capacity of all natural persons, the genuineness of all signatures, and the authenticity of all documents submitted to me.

I have not undertaken any independent investigation to determine facts bearing on this opinion, and no inference as to the best of my knowledge of facts based on an independent investigation should be drawn from this representation.

Based upon the foregoing, I am of the opinion that upon the happening of the following events, the Units will be validly issued.

         (a)      due  action  by  the  Board  of   Directors   of  the  Company
                  authorizing the issuance and/or sale of the Units by the Company;

         (b)      filing  of  the  Registration  Statement  and  any  amendments
                  thereto  and  the  becoming   effective  of  the  Registration
                  Statement;


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         (c)      Assuming that the Units are issued and sold in compliance with all applicable state and federal securities laws (as to which matters we express no opinion), when the Units have been issued and sold upon the terms and in the manner set forth in the Registration Statement, they will be, insofar as the laws of the State of Nevada are concerned, validly issued.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

For purposes of Item 509, of Regulation S-K, I retain a contingent interest of approximately 100,000 shares of Common Stock of the Company, for certain legal services on behalf of the Company.

This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose or furnished, or quoted to, or relied upon by any other person, firm or corporation for any purpose without our prior express written consent.



Very truly yours,

/s/ JAMES A. TRODDEN

James A. Trodden


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